SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

September 20, 2005

(Date of earliest event reported)

FLOW INTERNATIONAL CORPORATION

(Exact name of Registrant as specified in its charter)

Washington	0-12448	91-1104842
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

23500 - 64th Avenue South, Kent, Washington 98032

(Address of principal executive offices, zip code)

Registrant’s telephone number, including area code: (253) 850-3500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.01.	Notice of Delisting or Failure to Satisfy a Delisting Rule; Transfer of Listing

On September 20, 2005, the Company notified NASDAQ staff that the Company has failed to timely file its Form 10-Q for the first quarter of fiscal 2006 (the “10-Q”) and accordingly, it is not in compliance with the NASDAQ Marketplace Rule 4310(c)(14). Accordingly, it is potentially subject to delisting. Flow’s trading symbol will be amended from “FLOW” to “FLOWE” to reflect the Company’s filing delinquency. Upon the filing of its 10-Q, the Company expects to be in compliance with the filing requirements for continued listing on the NASDAQ and accordingly expects the trading symbol to be changed back to “FLOW”.

In conjunction with the Public Company Accounting Oversight Board’s inspection of the Company’s Independent Registered Public Accounting Firm (“IRPAF”), the IRPAF has advised that it continues to complete required audit procedures in connection with the 2005 financial statements. Until the IRPAF has completed these procedures and the 2005 financial statements are restated, the Company will not be in a position to file the 10-Q for the first quarter.

ITEM 4.02	Non-Reliance on Previously Issued Financial Statements on Previously Issued Financial Statement or Related Audit Report or Completed Interim Review

The Company and its audit committee, after consultation with its Independent Registered Public Accounting Firm (“IRPAF”), determined on September 20, 2005 that it will restate its financial results for the year ended April 30, 2005 as a result of an error related to the valuation of anti-dilution warrants issued to the Company’s lenders on March 21, 2005. The warrants were issued as a result of the issuance of securities in a PIPE transaction. The amount of the restatement, which will result in a non-cash adjustment, is estimated to be approximately $600,000 and will increase the Company’s paid-in capital and net loss for the year ended April 30, 2005. The restatement for these warrants will not have any effect on net shareholders’ equity as of April 30, 2005.

ITEM 9.01.	Exhibits

99.1	Press release dated September 20, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 20, 2005	FLOW INTERNATIONAL CORPORATION

	By:	/s/ John Leness
John Leness General Counsel